Exhibit 10.1

DISTRIBUTION REINVESTMENT PLAN

     American Real Estate Partners, L.P. (the “Partnership”), a Delaware limited partnership, governed under the Agreement of Limited Partnership of the Partnership, dated as of April 29, 1987 (the “Partnership Agreement”), by and among American property Investors, Inc., a Delaware corporation, as general partner (the “General Partner”), Julia DeSantis, as organizational limited partner, and the limited partners of the Partnership (the “Limited Partners”), has adopted a Distribution Reinvestment Plan (the “Plan”), the terms and conditions of which follow. Any term used herein which is defined in the Partnership Agreement shall have the same meaning herein as therein, unless otherwise defined or unless the context otherwise indicates.

     1. The effective date of the Plan shall be January 1, 1988.

     2. As agent for participants (the “Participants”) in the Plan, Registrar and Transfer Company (the “Agent”) will receive all distributions paid after the effective date of the Plan in respect of Units and Depositary Units held by each Participant and in respect of any Depositary Units acquired under the Plan. The Agent will apply such funds, after deducting applicable service charges specified in Paragraph 8 below, as follows:

     Commencing with the distribution for the first full calendar quarter after the effective date of the Plan, all distributions in respect of the Depositary Units and Units of the Participants will be paid over to the Agent, which will purchase additional Depositary Units, to the extent available at a price deemed reasonable by the Agent, for the Participants’ accounts from securities broker-dealers to whom it will pay commissions.

     Purchases hereunder may be made on any securities exchange on which such Depositary Units are traded, in the over-the-counter market, or in negotiated transactions, and shall be made at prices competitive with prevailing market prices and on such other terms as the Agent may determine.

     3. Limited Partners may become Participants in the Plan at any time commencing with the effective date of the Plan by completing the appropriate authorization form available from the Agent or the General Partner. Only Limited Partners may become Participants in the Plan, not Non-Consenting Investors or Subsequent Transferees.

     4. In making purchases for the Participants’ accounts, the Agent may commingle the funds of any Participant with those of other Participants. The price at which Depositary Units shall be deemed to have been acquired for a Participant’s account shall be the market price (including such Participant’s allocable portion of the aggregate brokerage commissions and all costs of purchasing except the service charge specified in Paragraph 8 below) of all Depositary Units purchased for the Participants in the Plan with the proceeds of a single distribution. Such distributions shall be invested by the Agent promptly following the payment date with respect thereto, and in no event later than 30 days from such receipt. However, under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission may require temporary suspension of such purchases or may require that purchases be spread over a period of more than 30 days, in which event such purchases will be made or resumed as or when permitted by such rules and regulations. The Agent may rely and act upon an opinion of counsel in this respect, and in such event will not be accountable for such inability to make all purchases prior to the end of such 30-day period. To the extent the Agent is unable to make purchases in accordance with the terms of this paragraph, distributions received by the Agent on behalf of the Participants will be distributed by the Agent to the Participants. The Agent will hold the Depositary Units of all Participants together in the name of its nominee.

     Neither the Partnership nor the Agent shall have any responsibility or liability as to the value of the Depositary Units or any change in the value of the Depositary Units acquired for the Participant’s account.

     5. Pending investment, funds shall be held in a non-interest bearing account maintained by the Agent in a bank having capital and surplus of not less than $100,000,000. The bank account shall be specifically designated as being for the benefit of the Reinvestment Plan and disbursements shall be permitted from such account only for purchases of Depositary Units or to make distributions to Participants if required pursuant to the terms of Paragraph 4 hereof.

     6. The Agent will distribute to Participants proxy solicitation material received by it from the Partnership which is attributable to Depositary Units held in the Plan. The Agent will vote any Depositary Units that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the General Partner covering Depositary Units registered in the Participant’s name, such proxy will be deemed to be an instruction to the Agent to vote the full Depositary Units in the Participant’s account in like manner. If a Participant does not direct the Agent as to how the Depositary Units should be voted and does not give a proxy to person(s) representing the General Partner covering these Depositary Units, the Agent will not vote said Depositary Units.

     7. The Agent will mail to each Participant a statement of account describing the distributions received, the number of Depositary Units purchased, the purchase price per Depositary Unit, and the total Depositary Units accumulated under the Plan as soon as practicable after all distributions paid on any payment date with respect thereto have been invested (and also as soon as practicable after the sale of Depositary Units described in Paragraph 11). Fractional Depositary Units will be credited to a Participant’s account computed to three decimal places. No Depositary Receipts representing Depositary Units will be issued for Depositary Units credited to an account until the account is terminated.

     8. The charge to each Participant, payable to the Agent, for the services of the Agent shall be five percent (5%) of the amount invested but not less than $.75 or more than $2.50 per investment transaction for each Participant’s account, plus a proportionate share of the cost of acquiring the Depositary Units for all Participants.

     9. No Partcipant shall have any right to draw checks or drafts against his account or to give instructions to the Partnership or the Agent except as expressly provided here.

     10. It is understood that reinvestment of distributions does not relieve a Participant of any income tax which may be payable on such distributions.

     11. A Participant may terminate an account at any time by written notice to the Agent. To be effective for any distribution, such notice must be received on or before the record date for such payment. The Agent may terminate a Participant’s individual participation in the Plan, and the Partnership or the Agent may terminate the Plan itself at any time by written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Agent in writing. Upon termination of the Plan, or upon termination of an individual Participant’s involvement in the plan, the Agent will send to each Participant a Depositary Receipt evidencing the whole Depositary Units of the Participant standing in such Participant’s account and, as soon as practicable, will pay in cash the value of any fractional Depositary Units standing to the credit of a Participant’s account based upon the market price of Depositary Units, determined as set forth below. A Participant who terminates his participation in the Plan may either request that the Agent send Depositary Receipts for the Depositary Units in the account or may request that the Agent sell all or part of such Depositary Units and deliver the net proceeds, after deduction of any applicable brokerage commission or other applicable costs of sale, to the Participant. In the absence of a specific request, the Agent will proceed by the delivery of Depositary Receipts representing the Depositary Units, in accordance with the foregoing. Such sales may, but need not, be made by purchase of Depositary Units for the account of the other Participants. Any such transactions shall be deemed to have been made based upon the price determined as follows, on the day following the date on which individual termination notice is received by the Agent: The last sales price on that day regular way, or if no sale takes place on such day, the average of the closing bid and asked prices the regular way (a) as officially quoted by the principal stock exchange on which the Depositary Units are listed, or (b) if the Depositary Units are not listed on any stock exchange, then as quoted on the principal United States market as determined by the Agent, or (c) if, in the reasonable judgment of the Agent, there exists no principal United States market for the Depositary Units, or no quote is available on any such market, then the average price in privately negotiated transactions known to the Agent. If none of the above are available on such date, then the price shall be determined on the next succeeding day on which any of the above are available. A service charge of $2.50 will be charged by the Agent to the Participant in connection with each termination of a Participant’s individual participation in the Plan.

     If the Agent does not receive instructions from the Participant, if a Participant disposes of all Depositary Units registered on the books of the Partnership in his name, it may, in its discretion, terminate the Participant’s further participation in the Plan by distributing Depositary Receipts representing the Depositary Units in a Participant’s account, in accordance with the foregoing, or continue to reinvest the distributions paid in respect of the Depositary Units in the account until otherwise notified in writing.

     12. Neither the Partnership nor the Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, and (b) with respect to the time and the prices at which Depositary Units are purchased or sold for a Participant’s account.

     13. Each Participant agrees to notify the Agent promptly in writing of any change of address. Notices to the Participant may be given by letter addressed to the Participant in his last address of record with the Agent.

     14. These terms and conditions may be amended or supplemented by an agreement between the Agent and the Partnership at any time, including but not limited to an amendment to substitute a new Agent to act as agent for the Participants by mailing an appropriate notification to each Participant at his last address of record. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Agent receives written notice of termination prior to the effective date thereof.

     15. This Plan and a Participant’s election to participate in the Plan shall be governed by the laws of the State of Delaware. The Partnership may terminate the Plan by giving notice at least 10 days prior to the effective date thereof to each Participant at his last address of record. In such case, termination shall be made by distributing the whole Depositary Units held by the Agent under the Plan to each Participant and making cash payments in respect of any fractional Depositary Units held for the account of each Participant, based upon the actual sales price of such Depositary Units less any applicable brokerage commissions or other applicable costs of sale.